Exhibit 10.7

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This document is to amend the Employment Agreement (the “Agreement”), entered into as of October 31, 2005, by and between DaVita Inc. (“Employer”) and Dennis Kogod (“Employee”). Specifically, effective December 31, 2012, the parties agree to amend the Agreement as follows:

1. Section 3.3 is hereby deleted in its entirety and replaced with the following:

“Other Termination. Employer may terminate the employment of Employee for any reason or for no reason at any time upon at least thirty (30) days’ advance written notice. If Employer terminates the employment of Employee for reasons other than for death, Material Cause, or Disability or if Employee resigns within (60) days following a Good Cause Event unrelated to a Change in Control (as those terms are defined below), Employee shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination or resignation, (ii) be entitled to continue to receive his salary for the one-year period following the termination of his employment (the “Severance Period”), paid in accordance with the Employer’s usual payroll practices, (iii) be entitled to continue to receive a lump-sum payment payable within 90 days after the effective date of Employee’s termination of employment equivalent to the Bonus that he had been paid in the year before the termination of employment, and (iv) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. If Employee resigns within sixty (60) days following a Good Cause Event after a Change of Control (as those terms are defined below), Employee shall receive the severance benefits set forth above except that the Severance Period, i.e., the time in which Employee is entitled to continue to receive his salary, shall increase from one year to two years.

During the Severance Period, Employee agrees (1) to make himself available to answer questions and to cooperate in the transition of his duties, (2) to respond to any inquiries from the compliance department, including making himself available for interviews, and (3) to cooperate with Employer in the prosecution and/or defense of any claim, including making himself available for any interviews, appearing at depositions, and producing requested documents. Employer shall reimburse Employee for any out-of-pocket expenses he may incur, including travel costs, provided that Employee used Employer’s travel department to arrange and purchase all travel-related expense.

Employee must execute a standard Severance and General Release Agreement within twenty-eight (28) days of the termination of Employee’s employment before being eligible to receive the severance benefits set forth above. The Severance and General Release Agreement shall indicate that Employee is not releasing his right, if any, to indemnification pursuant to any agreement, article or by-law provision of Employer or his right, if any, to coverage under any applicable directors and officers insurance or other insurance, as Employer has in place from time to time.

With respect to any payments due under this Section 3.3 which are subject to the Employee’s execution and delivery of the Employer’s standard Severance and General Release Agreement, in any case where the date employment terminates and the Release Expiration Date fall in two separate taxable years, any payments required to be made to the Employee which are conditioned on the timely execution of the Employer’s standard Severance and General Release Agreement and are treated as nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code shall be made in the later taxable year. For purposes of this Section 3.3, “Release Expiration Date” shall mean the last day of the 28-day period following the Employee’s employment termination date, during which the Employee may timely deliver an executed Severance and General Release Agreement to receive payments and benefits under this Agreement.

All severance arrangements shall comply with the American Jobs Creation Act of 2004, all related regulations, and all other laws and regulations governing the payment of severance.

For purposes of this provision, an Employee’s employment has been terminated when Employee is no longer providing services for Employer after a specific date or the level of bona fide services that Employee would perform (as an employee or independent contractor) after a specific date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six month period (or the full period of service if Employee was employed for less than thirty-six months).”

In all other respects, and with the exception of the previous amendment, the Agreement remains unchanged and in full force and effect.

DAVITA HEALTHCARE PARTNERS INC.

By	/s/ Laura Mildenberger

Laura Mildenberger
Chief People Officer

EMPLOYEE

By	/s/ Dennis Kogod

Dennis Kogod

Approved as to Form

/s/ Caitlin Moughon

Caitlin Moughon
Assistant General Counsel